Filed Pursuant to Rule 433

Registration No. 333-269757

Registration No. 333-269757-01

August 12, 2024

UDR Prices Senior Unsecured Notes Due 2034

DENVER, CO., August 12, 2024 - UDR, Inc. (the “Company”) (NYSE: UDR), announced today that it has priced an offering of $300 million aggregate principal amount of 5.125% senior unsecured notes due 2034. The notes were priced at 98.977% of the principal amount, plus accrued interest from August 15, 2024 to yield 5.257% to maturity.

The effective interest rate of the notes is 5.08%, including the impact of prior interest rate hedges, but excluding offering costs.

Interest is payable on the notes semiannually on March 1 and September 1 with the first interest payment on March 1, 2025. The notes will mature on September 1, 2034 unless redeemed prior to that date.

The notes are fully and unconditionally guaranteed by United Dominion Realty, L.P.

The Company expects to use the net proceeds from the offering for repayment of currently outstanding indebtedness under its commercial paper program and general corporate purposes.

The settlement of the offering is expected to occur on August 15, 2024, subject to the satisfaction of customary closing conditions.

J.P. Morgan Securities LLC, BofA Securities, Inc., RBC Capital Markets, LLC, Wells Fargo Securities, LLC, Regions Securities LLC, TD Securities (USA) LLC and Truist Securities, Inc. are the joint book-running managers for the offering.  Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, PNC Capital Markets LLC, U.S. Bancorp Investments, Inc., BNY Mellon Capital Markets, LLC, and Samuel A. Ramirez & Company, Inc. are the co-managers for the offering.

The Company has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the pricing supplement, prospectus supplement and prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of these documents may be obtained by contacting (i) J.P. Morgan Securities LLC 383 Madison Avenue, New York, New York 10179, Attn: Investment Grade Syndicate Desk, Tel: (212) 834-4533.; (ii) BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com; (iii) RBC Capital Markets, LLC, Brookfield Place, 200 Vesey Street, 8th Floor, New York, NY 10281, Attn: Syndicate Operations, email: rbcnyfixedincomeprospectus@rbccm.com or by telephone: 1-866-375-6829 or (iv) Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, email: wfscustomerservice@wellsfargo.com, or by telephone: 1-800-645-3751.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed or implied by a forward-looking statement, due to a number of factors, which include, but are not limited to, general market and economic conditions, unfavorable changes in the apartment market and economic conditions that could adversely affect occupancy levels and rental rates, the impact of inflation/deflation on rental rates and property operating expenses, the availability of capital and the stability of the capital markets, rising interest rates, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule or at expected rent and occupancy levels, changes in job growth, home affordability and demand/supply ratio for multifamily housing, development and construction risks that may impact profitability, risks that joint ventures with third parties and Developer Capital Program investments do not perform as expected, the failure of automation or technology to help grow net operating income, and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2024, UDR owned or had an ownership position in 60,126 apartment homes. For over 52 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135